Exhibit No. 10.4

Tax Planning Reimbursement Plan

(May 26, 2006)

The Tax Planning Reimbursement Plan (the “Plan”) provides reimbursement of accountants’ fees for tax related services for certain senior officers. Messrs. Benaroya, Remeta and Carroll are eligible to participate. The purpose of the plan, among other things, is to reduce the amount of time spent on personal and family tax related matters by senior officers and thereby make more of their time available for the conduct of company business. Maximum reimbursement is $10,000 per annum for each participant.

The accounting fees covered by the Plan are those that arise from (i) preparing tax returns for any tax year for participants and spouses on a joint or separate return basis, (ii) participating in audits of tax returns, (ii) general tax planning and (iv) estate planning.